Exhibit 3.5

1. Name of Limited Liability Company:	313 Aviation, LLC
2. Purpose:	Any Business Purpose

3. Who/what is the name of the Registered Agent (Individual or business Entity or Commercial Registered Agent)? National Registered Agents, Inc. CRA#7209417-0250
The address must be listed if you have a non-commercial registered agent. What is a commercial registered agent?
Address of the Registered Agent:
Utah Street Address Required, PO boxes can be listed after the Street Address
City:	State UT	Zip:
4. Organizer(s)	The company — does ¡ does not have organizers who are not members or managers of the company.
5. Name and Address of each Organizer who is not a member or manager (attach additional page if needed)	1. Timothy H. Hopkins, Esq. Name
1570 the Alameda, Suite 100 San Jose CA 95126
Address City State Zip
Signature: /s/ Timothy H. Hopkins
6. Management:	The company will be ¡ manager ¡ member managed.
7. Name and Address of Members/Managers: (attached an additional page if there are more than 2 members and/or managers)	1. Name	Position

	Address City	State Zip
Signature:
2.
	Name	Position

	Address City	State Zip
Signature:
8. Duration (may not exceed 99 years)	The duration of the company shall be years.
The duration date of the company shall be .
9. Principal Address:
	Address City	State Zip

Under GRAMA [63-2-201], all registration information maintained by the division is classified as public record. For confidentiality purposes, you may use the business entity physical address rather than the residential or private address of any individual affiliated with the entity.

Optional Inclusion of Ownership Information: This information is not required.

Is this a female owned business?	¡ Yes — No

Is this a minority owned business?	¡ Yes — No If yes, please specify: Select/Type the race of the owner here.